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                                                                   EXHIBIT 23(D)
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
     As independent public accountants, we hereby consent to the use of our report dated February 24, 1995 (except with respect to the matters discussed in Note 9, as to which the date is October 18, 1995) on the consolidated balance sheets of New Dimensions in Medicine, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and October 15, 1994 (the day after the Effective Date of the Plan of Reorganization) and the related consolidated statements of income, stockholders' equity and cash flows for the ten-week period ending December 31, 1994 included in this registration statement. As independent public accountants, we also hereby consent to the use of our report dated February 24, 1995 on the consolidated balance sheets of MEI Diversified Inc. (a Delaware corporation) and subsidiaries as of October 14, 1994 and December 31, 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period ended October 14, 1994 and for each of the two years in the period ended December 31, 1993, included herein and to all references to our firm included in this registration statement.
                                         ARTHUR ANDERSEN LLP
Cincinnati, Ohio
December 21, 1995